EXHIBIT 10.2
                                    AGREEMENT

         This Agreement is made and entered into as of January 1, 1998, by and among ATLANTIS PLASTICS, INC., a Florida corporation (the "COMPANY"), TRIVEST II, INC., a Florida Corporation ("TRIVEST II"), EARL W. POWELL ("POWELL") and PHILLIP T. GEORGE, M.D. ("GEORGE").

                             PRELIMINARY STATEMENTS:

         A. Trivest II's affiliate, Trivest, Inc., a Delaware corporation ("TRIVEST"), and the Company were parties to that certain Fourth Amended and Restated Management Agreement, dated as of October 19, 1992 (the "PRIOR MANAGEMENT AGREEMENT").

         B. The Prior Agreement terminated on December 31, 1997 and, in connection with the transactions contemplated hereby, the Company and Trivest have agreed to enter into that certain Management Agreement, of even date herewith (the "NEW MANAGEMENT AGREEMENT"), pursuant to which the Company shall continue to engage the services of Trivest on the terms and subject to the conditions contained therein.

         C. The Company and Powell were parties to a Second Amended and Restated Employment Agreement, dated as of January 1, 1990, as amended, pursuant to which Powell served as the Chairman of the Board of the Company (the "POWELL EMPLOYMENT AGREEMENT").

         D. The Company and George were parties to an Employment Agreement, dated as of January 1, 1990, as amended, pursuant to which George served as the Chairman of the Executive Committee of the Board of Directors of the Company (the "GEORGE EMPLOYMENT AGREEMENT").

         E. The Powell Employment Agreement and the George Agreement terminated on December 31, 1997.

         F. The Company is a party to that certain Office Lease (commencement date as of September 1, 1993), between the Company and SPP Real Estate (Grand
Bay), Inc. (the "LANDLORD") (as successor to Colony GBP Partners, L.P. and Grand Bay Plaza Joint Venture), as amended (the "MIAMI LEASE"), pursuant to which the Company is the lessee of office space presently occupied by Trivest II and its affiliates (the "TRIVEST MIAMI OFFICE").

         G. The Company is a party to that certain Sublease Agreement, dated as of August 17, 1995, between the Company and Concept One International, Inc. (the "SUBLEASE"), pursuant to which the Company has subleased a portion of the Trivest Miami Office to Concept One International, Inc.

         H. The Company has certain liabilities on its books related to the Miami Lease, which liabilities aggregate, as of December 31, 1997, the sum of $170,239 (the "BALANCE SHEET LEASE LIABILITIES").


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         In consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, the parties agree as follows:

                                   AGREEMENT:

         1. ASSIGNMENT AND ASSUMPTION OF MIAMI LEASE. Effective as of January 1, 1998 (but subject in all respects to the consent of the Landlord), the Company hereby assigns to Trivest II and Trivest II hereby assumes and agrees to perform all of the terms, conditions, covenants and provisions contained in the Miami Lease to be performed by the Company. Such assignment shall include, without limitation, all of the Company's right, title and interest in and to all claims, deposits, prepayments, refunds and other prepaid items relating to the Miami Lease. Trivest II shall use reasonable commercial efforts to cause the Landlord to enter into a consent to such assignment. If, in connection with any such consent, the Landlord shall not consent to the unconditional discharge and release of the Company from all of its obligations under the Miami Lease, Trivest II hereby agrees to indemnify the Company from and against any liability, loss, cost, actual or punitive damage, deficiency, demand, claim, suit, action or cause of action, fine, penalty, cost or expense of any kind whatsoever (including reasonable attorney's fees and costs) (collectively, "Losses" and individually, a "Loss") the Company shall suffer as a result of any breach of the terms or provisions of the Miami Lease by Trivest II arising after the effective date of such consent to assignment (the "ASSIGNMENT EFFECTIVE DATE").

         2. ASSIGNMENT AND ASSUMPTION OF SUBLEASE. Effective as of January 1, 1998 (but subject in all respects to the consent of the Landlord to the assignment of the Sublease as contemplated by Section 1 above), the Company hereby assigns to Trivest II and Trivest II hereby assumes and agrees to perform all of the terms, conditions, covenants and provisions contained in the Sublease to be performed by the Company. Such assignment shall include, without limitation, all of the Company's right, title and interest in and to all claims, deposits, prepayments, refunds and other prepaid items relating to the Sublease. If, in connection with any consent of the Landlord referred to in the penultimate sentence of Section 1 above, the Landlord shall not consent to the unconditional discharge and release of the Company from all of its obligations under the Miami Lease, Trivest II hereby agrees to indemnify the Company from and against any Losses the Company shall suffer as a result of any breach of the terms or provisions of the Sublease by Trivest II arising after the Assignment Effective Date.

         3. TRANSFER OF FIXED ASSETS LOCATED AT TRIVEST MIAMI OFFICE; ASSUMPTION OF BALANCE SHEET LEASE LIABILITIES. In consideration of the undertakings of Trivest II set forth in Sections 1 and 2 above, the assumption by Trivest of the Balance Sheet Lease Liabilities and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby sells, conveys, assigns, transfers, sets over and delivers to Trivest II, effective as of January 1, 1998, all of its right, title and interest in and to all supplies, equipment, furniture, fixtures, leasehold improvements, office equipment, signs, artwork and all other tangible personal property located at the Trivest Miami Office. Trivest hereby assumes the Balance Sheet Lease Liabilities.


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         4. CONTINUATION OF CERTAIN BENEFITS. The Company shall continue to provide to Powell and to George the use of the leased automobiles provided by the Company to them as of December 31, 1997, together with the operating expenses thereof (e.g., insurance, license, repairs, fuel and oil), until the leases of such automobiles expire.

         5. FURTHER ASSURANCES. In the event that at any time after the date hereof any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request, all at the sole cost and expense of the requesting party.

         6. NO EXPANSION OF REMEDIES. Trivest II's assumption of any liabilities and obligations under Sections 1 or 2 above shall in no way expand the rights or remedies of third parties against Trivest II as compared to the rights and remedies which such parties would have had against the Company had the transactions contemplated by this Agreement not been consummated.

         7. MISCELLANEOUS.

                  (a) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and assigns.

                  (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (c) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns.

                  (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (e) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (f) NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:



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                  If to the Company:

                           Atlantis Plastics, Inc.
                           1870 The Exchange
                           Suite 200
                           Atlanta, Georgia 30339
                           Attention:  President

                  If to Trivest II, Powell or George:

                           Trivest, Inc.
                           2665 South  Bayshore Drive
                           Suite 800
                           Miami, Florida 33133
                           Attention: Chief Executive Officer

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

                  (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  (h) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party of any default hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.


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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly exercised by their authorized representatives as of the date first above written.


                                     ATLANTIS PLASTICS, INC.



                                     By: ____________________________
                                           Anthony F. Bova
                                           President and Chief Executive Officer



                                     TRIVEST II, INC.



                                     By: ____________________________
                                           Earl W. Powell
                                           President and Chief Executive Officer



                                     __________________________________
                                     EARL W. POWELL



                                     __________________________________
                                     PHILLIP T. GEORGE, M.D.


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